                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            GLOBALOPTIONS GROUP, INC.

            Under Section 242 of the Delaware General Corporation Law

                             ----------------------

      It is hereby certified that:

      1.  The  name  of  the  corporation  is  GlobalOptions  Group,  Inc.  (the
"Corporation").

      2.  This  Certificate  of  Amendment  shall  take  effect  upon the market opening on March 6, 2007.

      3.  The Certificate of  Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof in its entirety as follows:

          "FOURTH:  (a) The  Corporation  shall have the  authority to issue  an  aggregate  of One  Hundred  and  Fifteen  Million
          (115,000,000)   shares  of  capital  stock.  The  authorized
          capital  stock  shall be  divided  into  common  stock  (the
          "Common Stock") and preferred stock (the "Preferred Stock").
          The Common  Stock of the  Corporation  shall  consist of One
          Hundred Million  (100,000,000)  shares,  par value $.001 per share. The Preferred Stock of the Corporation  shall consist of Fifteen Million  (15,000,000) shares, par value $.001 per share.

          (b) PREFERRED STOCK; BLANK CHECK POWERS. The Corporation may
          issue any class of Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series,  and to fix the  number of shares  included  in each such  series  and the  variations  in the  relative  rights, preferences  and  limitations  as between  series,  provided that,  if  the  stated  dividends  and  amounts  payable  on liquidation  are not paid in full,  the shares of all series of the same class  shall  share  ratably  in the  payment of dividends  including  accumulations,  if any, in  accordance with the sums which  would be payable on such  shares if all dividends  were  declared  and  paid  in  full,  and  in any distribution  of assets  other than by way of  dividends  in accordance  with the sums  which  would be  payable  on such distribution  if all sums payable were  discharged  in full.
          Shares of each such series when issued  shall be  designated to distinguish  the shares of each series from shares of all other series.

          (c) No stockholder of the Corporation shall by reason of his holding of shares of any class or series have any preemptive or  preferential  right to  purchase  or  subscribe  for any shares of any  class or series of stock of the  Corporation, now or hereafter authorized,  or any securities  convertible into or carrying  options or warrants to purchase any shares of any class or series of stock of the  Corporation,  now or hereafter authorized, other than such rights, if any, as the
          Board of Directors,  in its discretion from time to time may grant and at such price as the Board of Directors may fix.

          (d) Upon this  Certificate of Amendment  becoming  effective pursuant  to the  General  Corporation  Law of the  State of
          Delaware  (the  "Effective  Date"),  the  Corporation  shall implement  a reverse  stock  split of its Common  Stock (the
          "Reverse  Split"),  whereby every eight (8) shares of Common
          Stock issued and outstanding of record  immediately prior to
          the   Effective   Date  ("Old   Common   Stock")   shall  be
          automatically  reclassified  as, and converted into, one (1)
          share of Common Stock ("New Common Stock").

          (e)  Notwithstanding the provisions of section (d) above, no fractional  shares of New  Common  Stock  shall be issued in connection  with  the  Reverse  Split.  In lieu  of  issuing fractional shares in the Reverse Split, each holder shall be issued one full share of New Common Stock.

          (f) Each stock  certificate  that  immediately  prior to the
          Effective Date represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole  shares of New Common  Stock into which
          the  shares  of  Old  Common  Stock   represented   by  such
          certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall  receive upon  surrender of such  certificate a new certificate  representing the number of whole shares of New Common Stock into which the shares of
          Old Common Stock  represented by such certificate shall have been reclassified.

          (g)  Except  as may  be  provided  in  this  Certificate  of
          Incorporation  or in a designation with respect to Preferred
          Stock,  the holders of shares of New Common Stock shall have the exclusive right to vote on all matters on which a holder of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of New Common Stock entitled to vote at such meeting."

      3.  The amendment of the Certificate of Incorporation herein certified has been duly  adopted in  accordance  with the  provisions  of  Section  242 of the
General  Corporation Law of the State of Delaware and by the affirmative vote of the holders of a majority of the capital stock of the  Corporation  at a meeting duly noticed and conducted in accordance with the By-Laws of the Corporation.

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      IN WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment of  Certificate  of  Incorporation  to be executed on this 22nd day of
February, 2007.

                                    GLOBALOPTIONS GROUP, INC.

                                    /s/ Harvey W. Schiller
                                    ----------------------
                                    Name:  Harvey W. Schiller, Ph.D.
                                    Title: Chairman and Chief Executive Officer